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                     May 2, 2023

       Pascal Touchon
       President and Chief Executive Officer
       Atara Biotherapeutics, Inc.
       2380 Conejo Spectrum Street
       Suite 200
       Thousand Oaks, CA 91320

                                                        Re: Atara
Biotherapeutics, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 8,
2023
                                                            File No. 001-36548

       Dear Pascal Touchon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences